EX-99.B-77I

SUB-ITEM 77I(b): Terms of new or amended securities

On December 18, 2012, Registrant (Ivy Funds) began offering Class R shares for each of the funds listed below. Various other Ivy Funds not listed below have been offering Class R shares for several years.

Class R shares are generally only available to employee benefit plans, including, but not limited to 401(k) plans, 457 plans, employer sponsored 403(b) plans, profit sharing and money purchase pension plans, defined benefit plans and non-qualified deferred compensation plans. Class R shares are also generally sold through, and held by, unaffiliated third parties whose platforms provide administrative, distributive and/or other support services to the plan investing in the Class R shares. Class R shares are generally available where plan level or omnibus accounts (and not individual participant accounts) are shown on the books of a Fund. Class R shares are generally not available to retail non-retirement accounts, traditional and Roth IRAs, Coverdell Education Savings accounts, owner-only 401(k)s, SEPs, SARSEPs, SIMPLE IRAs, individual 403(b) plans and 529 accounts.

Ivy Funds that began offering Class R shares on December 18, 2012:

Ivy Core Equity Fund

Ivy Dividend Opportunities Fund

Ivy Micro Cap Growth Fund

Ivy Small Cap Value Fund

Ivy Value Fund

Ivy Bond Fund

Ivy Global Bond Fund

Ivy High Income Fund

Ivy Limited-Term Bond Fund

Ivy Cundill Global Bond Fund

Ivy European Opportunities Fund

Ivy Global Equity Income Fund

Ivy Global Income Allocation Fund

Ivy International Core Equity Fund

Ivy International Growth Fund

Ivy Managed European/Pacific Fund

Ivy Managed International Opportunities Fund

Ivy Pacific Opportunities Fund

Ivy Balanced Fund

Ivy Energy Fund